Exhibit 99.1

Contact:

Provectus Biopharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700
Bill Gordon – Media Relations
Phone: 212-724-6312

    FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS UPDATES MARKET ON BUSINESS DEVELOPMENTS

Form 10-Q Filed on Thursday, May 7

Enrollment Open for Phase 3 PV-10 Melanoma Study

Patent Protections Expanded in Europe and Japan

KNOXVILLE, TN, May 8, 2015 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, http://www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), provided the market with a business update in its quarterly investor conference call held on Thursday, May 7, 2015, that addresses several matters in conjunction with the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. A webcast and transcript of the call are available at http://www.pvct.com/inthenews.html?article=20150507.2

During the first quarter, Provectus opened recruitment for its phase 2 mechanism of action trial of PH-10 for the treatment of mild to moderate psoriasis. The purpose of the trial is to study the safety and efficacy of PH-10, a 0.005% topical preparation of Rose Bengal, in the treatment of psoriasis. Enrollment is continuing at three study centers in the U.S. This work builds on prior testing in phase 1 and 2 studies in a total of 226 patients. This mechanism study is probing possible changes in the immunologic, structural and hyperproliferative state of the skin in target plaques and evidence of cellular atypia following PH-10 application. Data from this study is expected to aid in further development of PH-10 with the objective to co-develop or license PH-10 with dermatological partner. The Company expects the study to enroll up to 30 patients, with enrollment and data collection to be completed in December 2015.

Also on the matter of PH-10, the Company was issued U.S. Patent No. 8,974,363 from the United States Patent and Trademark Office (USPTO). The new patent, entitled “Topical medicaments and methods for photodynamic treatment of disease,” provides detailed protection of the Company’s investigational dermatological drug PH-10.

Subsequent to the closing of the quarter, Provectus opened enrollment of patients for its phase 3 international FDA comparative clinical trial of PV-10 for melanoma. The Company is seeking 225 patients, and enrollment has begun at St. Luke’s University Hospital and Health Network, Bethlehem, PA, the first study site to be opened, with additional sites to be added in the coming weeks and months.

Dr. Eric Wachter, CTO of Provectus, stated, “When we open new centers these will be shown on the NCI clinical trials registry website. In addition to working with core sites in the U.S. and Australia, our international efforts have identified important prospective regional investigators and we’re optimistic about the role these investigators can play in their respective regions to lead further investigator engagement and patient accrual.”

Provectus has also made substantial progress toward commencement of its proposed clinical study of PV-10 in combination with immune checkpoint inhibitors. The Company has identified the investigators who will lead this work, the agent to be used in conjunction with PV-10, the patient population, the dosing schedule for both agents and the study endpoints. To assess potential benefit of PV-10 for patients with advanced melanoma, this Phase 1b/2 study will incorporate a modest sized single-arm Phase 1b component with expedited safety and efficacy endpoints supporting expansion to a larger randomized Phase 2 component. Endpoints for Phase 1b are expected to comprise assessment of acute safety of the combination regimen and objective response rate at 3-4 months; for Phase 2, endpoints will be progression free survival and overall survival. Once the protocol addressing each of these areas is complete the Company believes the pieces are in place to commence clinical work on this important second development path for PV-10 in melanoma. Since the checkpoint inhibitor Provectus expects to use is licensed in the U.S., the Company can commence this study with or without assistance of a partner.

Regarding work on the study of PV-10’s immunologic mechanism of action at Moffitt Cancer Center, enrollment was completed during the quarter. Following up on interim data reported in 2014, the Company expects further data to be reported on this topic later this year or early in 2016. Since the initial findings reported last year from this study showed that the immunologic effects of tumor ablation with PV-10 are complementary to immune checkpoint inhibition, this study has been instrumental in devising the Company’s combination strategy.

Enrollment also continued under the Company’s expanded access protocol for PV-10, with well over 100 melanoma patients having received PV-10 in the U.S. and Australia. Since this protocol excludes patients who are candidates for other PV-10 trials the Company continues to expect to keep this protocol open at least through the near term.

Additionally, the Company’s Phase 1 study of PV-10 for liver tumors continues to accrue patients at the clinical sites in the U.S., especially those with tumors metastatic to the liver, and is providing valuable insight into potential additional areas for development, since a range of cancers metastasize to the liver. Provectus also expects this study to be instrumental in commencing clinical work in Asia for hepatocellular carcinoma (or HCC), and it is playing an important role in partnering activities in China and elsewhere. The Company will report initial data from this study at the ESMO Congress on Gastrointestinal Cancer in early July, with additional data presentations possible during the second half of the year. Provectus has also begun the preparatory process for regulatory filings necessary to begin clinical work in China, in support of an anticipated corporate partnership, as well as to begin enrollment for its phase 3 melanoma study. Such preparations will allow the Company to avoid delays while partnering negotiations continue, and will allow the Company to proceed into the clinic in a timely manner in this key region regardless of the outcome of such negotiations. With regard to HCC, planning and design of the proposed Phase 1b/2 study of PV-10 plus standard of care for HCC remains unchanged.

During the first quarter, Provectus received notification of allowance from the Chinese Patent Office for its patent application protecting the synthetic process used to produce the small molecule Rose Bengal, the active pharmaceutical ingredient (API) in PV-10, the Company’s lead oncology drug candidate.

With regard to patent protections since March 31, 2015, Provectus has received from the USPTO a Notice of Allowance for a joint patent application made with Pfizer, Inc. The patent will protect use of PV-10 in combination with certain other types of drugs in the treatment of melanoma and cancers of the liver. The allowed claims cover use of PV-10 in combination with systemic inhibitors of immune system down-regulation, such as anti-CTLA-4, PD-1 and PD-L1 antibodies, along with enhancers of immune system up-regulation, such as IL-2 and interferon-gamma. Pre-clinical testing of PV-10 used in combination with these important classes of drugs demonstrated potential importance for treatment of advanced cancers.

Additionally, the Company has received notification of allowance from the European Patent Office for its patent application protecting the synthetic process used to produce the small molecule Rose Bengal, and an issued patent from the Japanese Patent Office for the same intellectual property. The pending European and Chinese patents and issued Japanese patent cover the same process as the one granted by the US Patent Office in September 2013, as U.S. Patent 8,530,675, “Process for the Synthesis of 4,5,6,7-tetrachloro-3’,6’-dihydroxy-2’,4’,5’,7’-tetraiodo-3H-spiro[isobenzofuran-1,9-xanthen]-3-one (Rose Bengal) and Related Xanthenes.”

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc. specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials, including its current phase 3 study in melanoma, can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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